Exhibit 99.1

Nash Finch Reports First Quarter 2013 Results

Total Company Sales Increased 2.3%

Adjusted EPS1 of $0.20

MINNEAPOLIS (April 25, 2013) — Nash Finch Company (NASDAQ: NAFC), one of the leading food distribution companies in the United States, today announced financial results for the twelve weeks (first quarter) ended March 23, 2013.

Financial Results

Total Company sales for the first quarter 2013 were $1.09 billion compared to $1.07 billion in the prior-year quarter, an increase of 2.3%.  The acquisition of eighteen No Frills® stores during the third quarter of 2012 and twelve Bag ‘N Save® stores during the second quarter of 2012 contributed to a net increase in total Company sales of $35.0 million.

Adjusted Consolidated EBITDA2 was $18.6 million, or 1.7% of sales in the first quarter of 2013 as compared to $23.9 million, or 2.2% of sales in the first quarter of 2012.  Consolidated EBITDA3 was adjusted to exclude the impact of significant items totaling $0.9 million and $1.1 million in the first quarter 2013 and 2012, respectively.  Including the impact of significant items, Consolidated EBITDA for the first quarter 2013 was $17.7 million, or 1.6% of sales, as compared to $22.8 million, or 2.1% of sales, in the prior year quarter.

“We are pleased with the increase in total company sales over last year, which was driven by sales increases in our combined food distribution and retail segments” said Alec Covington, President and CEO of Nash Finch.  “Adjusted EBITDA came in slightly better than we expected for the quarter.  We are continuing to see pressure on gross margins in the military segment from lower contractual margin rates and lower food price inflation than the first quarter last year.”

Adjusted Net Earnings4 were $2.7 million or $0.20 per diluted share in the first quarter of 2013 compared to $6.2 million or $0.47 per diluted share in the first quarter of 2012.  Net earnings were adjusted to exclude the impact of significant items totaling $0.6 million or $0.04 per diluted share in 2013 and $0.7 million or $0.05 per diluted share in the 2012 quarter.  Including the impact of significant items, our reported net earnings for the first quarter of 2013 were $2.1 million or $0.16 per diluted share, as compared to net earnings of $5.5 million or $0.42 per diluted share in the prior year quarter.

The following table identifies the significant items affecting our Consolidated EBITDA, net earnings and diluted earnings per share for the first quarter 2013 and prior year results:

(dollars in millions except per share amounts)	1st Quarter
	2013	2012
Significant items
Transaction costs related to business acquisition	$ -	0.3
Restructuring costs	0.9	-
Military distribution center conversion and transition costs	-	0.8

Significant charges impacting Consolidated EBITDA	$ 0.9	1.1

Restructuring costs	0.1	-
Military distribution center non-cash pre-opening expense	-	0.1

Total significant charges impacting earnings before tax	$ 1.0	1.2
Income tax on significant net charges	(0.4)	(0.5)

Total significant charges impacting net earnings	$ 0.6	0.7
Diluted earnings per share impact from significant items	0.04	0.05
Diluted earnings per share, as reported	0.16	0.42
Diluted earnings per share, as adjusted	$ 0.20	0.47

Consolidated EBITDA, as reported	17.7	22.8
Consolidated EBITDA impact from significant items	0.9	1.1
Consolidated EBITDA, as adjusted	$ 18.6	23.9

Military Distribution Results

(dollars in millions)	1st Quarter
	2013	2012
Net Sales	$ 532.0	534.3
Segment EBITDA[3]	7.9	13.4
Percentage of Sales	1.5%	2.5%

The military segment net sales were $532.0 million, a decrease of 0.4% in the first quarter 2013 compared to first quarter 2012.  However, a larger portion of Military sales during the current year have been on a consignment basis, which are excluded in our reported sales on a net basis.  Including the impact of consignment sales, comparable Military sales decreased 0.2% in the first quarter.

The military segment EBITDA was $7.9 million, or 1.5% of sales, in the first quarter 2013 as compared to $13.4 million, or 2.5% of sales, in the first quarter 2012.   The decrease in military EBITDA was primarily due to declines in gross margin related to reduced contractual margin rates and lower inflation as well as higher transportation costs compared to the prior year quarter.

“We were pleased to see a rebound in military sales during the first quarter as compared to the sluggish sales we experienced in the fourth quarter,” said Covington. “The worldwide military network we have created continues to garner new accounts, and we anticipate earning additional new business once the freezer and chill capacity is added to our new Landover, MD facility later this year.”

Food Distribution & Retail Results

(dollars in millions)	1st Quarter
	2013	2012
Sales
Food Distribution	$ 385.3	432.7
Retail	176.9	102.8
Total	$ 562.2	535.5
Segment EBITDA[3]
Food Distribution	$ 3.2	6.5
Retail	6.6	2.9
Total	$ 9.8	9.4

Percentage of Sales
Food Distribution	0.8%	1.5%
Retail	3.7%	2.8%
Total	1.7%	1.8%

Sales for the combined food distribution and retail segment were $562.2 million, an increase of 5.0% in the first quarter 2013 as compared to the prior year quarter.  The increase in Retail sales was primarily attributable to the Bag ‘N Save® and No Frills® supermarkets acquisitions, which were responsible for a $77.3 million increase in sales as compared to the prior year quarter.  Because these were acquisitions of Food Distribution customers, these transactions were also responsible for a $42.3 million decrease in Food Distribution segment sales as compared to the prior year quarter.  Retail same store sales declined 0.5% as compared to the prior year quarter.

The food distribution and retail segment EBITDA was $9.8 million or 1.7% of sales, in the first quarter 2013 as compared to $9.4 million, or 1.8% of sales, in the first quarter 2012.

“Sales were strong in the combined Food Distribution and Retail segments, driven primarily by the Omaha store acquisitions last year which continued to meet our expectations,” said Covington.  “In addition, our efforts to grow our traditional food distribution business through our unwavering commitment to the success of the independent grocer are gaining traction.”

Full Redemption of Convertible Notes

As previously announced, the Company completed the redemption of our Senior Subordinated Convertible Notes due 2035 on March 15, 2013.  The Convertible Notes were redeemed at a price equal to $466.11 per $1,000 in principal amount at maturity which represented a total payment of $150.1 million.

Liquidity

Total debt at the end of the first quarter 2013 was $397.5 million as compared to $373.3 million at the end of the fourth quarter 2012, primarily due to an increase in working capital to support new business.  The Company is currently in compliance with all of its debt covenants.  The debt leverage ratio4 as of the end of the first quarter 2013 was 3.74x.  Availability on the Company’s revolving credit facility at the end of the quarter was $212.9 million.

1 Adjusted EPS is defined as earnings per share adjusted for significant items.

2 Adjusted Consolidated EBITDA is defined as EBITDA adjusted for any significant items.

3 References to EBITDA, Consolidated EBITDA, and segment EBITDA are calculated as earnings (loss) before interest, income tax, depreciation and amortization, adjusted to exclude extraordinary gains or losses, gains or losses from sales of assets other than inventory in the ordinary course of business, and non-cash charges (such as LIFO, asset impairments, closed store lease costs and share-based compensation), less cash payments made during the current period on non-cash charges recorded in prior periods.  Consolidated EBITDA should not be considered an alternative measure of our net income (loss), operating performance, cash flows or liquidity.  Consolidated EBITDA is provided as additional information as a key metric used to determine payout pursuant to our Short-Term and Long-Term Incentive Plans.  The Company also believes investors find the information useful because it reflects the resources available for strategic investments including, for example, capital needs of the business, strategic acquisitions and debt service.

4 Adjusted Net Earnings is defined as net earnings adjusted for any significant items.

5 Total Leverage Ratio is defined as total debt (current portion of long-term debt and capital leases, long-term debt and capitalized lease obligations) divided by the trailing four quarters Consolidated EBITDA.

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A conference call to review the first quarter 2013 results is scheduled at 9 a.m. CT (10 a.m. ET) on April 25, 2013.  Interested participants can listen to the conference call over the Internet by logging onto the “Investor Relations” portion of Nash Finch's website at http://www.nashfinch.com.  A replay of the webcast will be available and the transcript of the call will be archived on the “Investor Relations” portion of Nash Finch's website under the heading “Audio Archives.”  A copy of this press release and the other financial and statistical information about the periods to be discussed in the conference call will be available at the time of the call on the “Investor Relations” portion of the Nash Finch website under the caption “Press Releases.”

Nash-Finch is a Fortune 500 company and the largest food distributor serving military commissaries and exchanges in the United States. Nash-Finch's core businesses include distributing food to military commissaries and independent grocery retailers located in 37 states, the District of Columbia, Europe, Cuba, Puerto Rico, the Azores, Bahrain and Egypt. The Company also owns and operates a base of retail stores, primarily supermarkets under the Family Fresh Market®, Econofoods®, Family Thrift Center®, No Frills®, Bag 'n Save®, AVANZA®, and Sun Mart® trade names. Further information is available on the Company's website, www.nashfinch.com.

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements relate to trends and events that may affect our future financial position and operating results.  Any statement contained in this release that is not statements of historical fact may be deemed forward-looking statements.  For example, words such as “may,” “will,” “should,” “likely,” “expect,” “anticipate,” “estimate,” “believe,” “intend, ” “potential” or “plan,” or comparable terminology, are intended to identify forward-looking statements.  Such statements are based upon current expectations, estimates and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements.  Important factors known to us that could cause or contribute to material differences include, but are not limited to, the following:

•

the effect of traditional and alternative competition on our food distribution, military and retail businesses;

•

general sensitivity to economic conditions, including the uncertainty related to the current state of the economy in the U.S. and worldwide economic slowdown; disruptions to the credit and financial markets in the U.S. and worldwide; changes in market interest rates; continued volatility in energy prices and food commodities;

•

macroeconomic and geopolitical events affecting commerce generally;

•

changes in consumer buying and spending patterns including a shift to non-traditional retail channels;

•

our ability to identify and execute plans to expand our food distribution, military and retail operations;

•

possible changes in the military commissary system, including those stemming from the redeployment of forces, congressional action, changes  in  funding levels or the effect of mandated reductions or sequestration of government expenditures;

•

our ability to identify and execute plans to improve the competitive position of our retail operations;

•

the success or failure of strategic plans, new business ventures or initiatives;

•

our ability to successfully integrate and manage current or future businesses we acquire, including the ability to manage credit risks and retain the customers of those operations;

•

changes in credit risk from financial accommodations extended to new or existing customers;

•

significant changes in the nature of vendor promotional programs and the allocation of funds among the programs;

•

limitations on financial and operating flexibility due to debt levels and debt instrument covenants and ability to access capital to support capital spending and growth opportunities;

•

legal, governmental, legislative or administrative proceedings, disputes, or actions that result in adverse outcomes;

•

our ability to identify and remediate any material weakness in our internal controls that could affect our ability to detect and prevent fraud, expose us to litigation, or prepare financial statements and reports in a timely manner;

•

changes in accounting standards;

•

technology failures that may have a material adverse effect on our business;

•

severe weather and natural disasters that may impact our supply chain;

•

unionization of a significant portion of our workforce;

•

costs related to a multi-employer pension plan which has liabilities in excess of plan assets;

•

changes in health care, pension and wage costs and labor relations issues;

•

product liability claims, including claims concerning food and prepared food products;

•

threats or potential threats to security;

•

unanticipated problems with product procurement; and

•

maintaining our reputation and corporate image.

A more detailed discussion of many of these factors, as well as other factors that could affect the Company’s results, is contained in the Company’s periodic reports filed with the SEC.  You should carefully consider each of these factors and all of the other information in this release.  We believe that all forward-looking statements are based upon reasonable assumptions when made.  However, we caution that it is impossible to predict actual results or outcomes and that accordingly you should not place undue reliance on these statements.  Forward-looking statements speak only as of the date when made and we undertake no obligation to revise or update these statements in light of subsequent events or developments.  Actual results and outcomes may differ materially from anticipated results or outcomes discussed in forward-looking statements. You are advised, however, to consult any future disclosures we make on related subjects in future reports to the Securities and Exchange Commission (SEC).

Contact: Bob Dimond, Executive VP & CFO, 952-844-1060

NASH FINCH COMPANY AND SUBSIDIARIES
Consolidated Statements of Income
(In thousands, except per share amounts)

	12 Weeks Ended
	March 23,	March 24,
	2013	2012

Sales	$1,094,241	1,069,845
Cost of sales	1,001,358	989,122
Gross profit	92,883	80,723
Gross profit margin	8.5%	7.5%

Other costs and expenses:
Selling, general and administrative	75,108	58,312
Depreciation and amortization	8,800	8,204
Interest expense	6,009	5,138
Total other costs and expenses	89,917	71,654

Earnings before income taxes	2,966	9,069

Income tax expense	906	3,615
Net earnings	$2,060	5,454

Net earnings per share:
Basic	$0.16	0.42
Diluted	$0.16	0.42

Declared dividends per common share	$0.18	0.18

Weighted average number of common shares
outstanding and common equivalent shares outstanding:
Basic	12,998	12,951
Diluted	13,050	13,135

NASH FINCH COMPANY AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands, except per share amounts)

Assets	March 23, 2013	December 29, 2012
Current assets:
Cash	$1,196	1,291
Accounts and notes receivable, net	265,452	239,925
Inventories	360,883	362,526
Prepaid expenses and other	14,548	18,569
Deferred tax assets	3,739	3,724
Total current assets	645,818	626,035

Notes receivable, net	23,556	21,360

Property, plant and equipment:	736,680	738,857
Less accumulated depreciation and amortization	(439,781)	(436,572)
Net property, plant and equipment	296,899	302,285

Goodwill	22,877	22,877
Customer contracts and relationships, net	6,413	6,649
Investment in direct financing leases	1,887	1,923
Deferred tax asset, net	29,548	2,780
Other assets	19,566	19,708
Total assets	$1,046,564	1,003,617

Liabilities and Stockholders' Equity
Current liabilities:
Current maturities of long-term debt and capital lease obligations	$1,722	2,265
Accounts payable	242,257	247,392
Accrued expenses	55,511	52,326
Income taxes payable	20,004	429
Total current liabilities	319,494	302,412

Long-term debt	381,400	356,251
Capital lease obligations	14,379	14,807
Other liabilities	34,562	33,758
Commitments and contingencies	-	-
Stockholders' equity:
Preferred stock - no par value.
Authorized 500 shares; none issued	-	-
Common stock of $1.66 2/3 par value
Authorized 50,000 shares; 13,799 and 13,799 shares issued, respectively	22,998	22,998
Additional paid-in capital	114,231	113,641
Common stock held in trust	(1,295)	(1,295)
Deferred compensation obligations	1,295	1,295
Accumulated other comprehensive loss	(15,705)	(15,705)
Retained earnings	226,878	227,161
Treasury stock at cost; 1,524 and 1,525 shares, respectively	(51,673)	(51,706)
Total stockholders' equity	296,729	296,389
Total liabilities and stockholders' equity	$1,046,564	1,003,617

NASH FINCH COMPANY AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)
	12 Weeks Ended
	March 23,	March 24,
	2013	2012
Operating activities:
Net earnings	$2,060	5,454
Adjustments to reconcile net earnings to net cash used in operating activities:
Depreciation and amortization	8,800	8,204
Amortization of deferred financing costs	313	290
Non-cash convertible debt interest	1,363	1,390
Rebateable loans	1,034	1,155
Provision for (recovery of) bad debts	18	(279)
Deferred income tax expense (benefit)	(26,783)	277
Loss (gain) on sale of property, plant and equipment	80	(476)
LIFO charge (credit)	(187)	182
Asset impairments	-	62
Share-based compensation expense	499	1,094
Deferred compensation	331	353
Other	(45)	(45)
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts and notes receivable	(19,336)	(2,556)
Inventories	1,831	(13,946)
Prepaid expenses	(3,893)	(1,721)
Accounts payable	(9,953)	(9,768)
Accrued expenses	3,689	(11,167)
Income taxes payable	27,488	2,699
Other assets and liabilities	285	(169)
Net cash used in operating activities	(12,406)	(18,967)
Investing activities:
Proceeds from sale of assets	313	635
Additions to property, plant and equipment	(2,779)	(4,063)
Loans to customers	(10,608)	(1,560)
Payments from customers on loans	1,205	251
Corporate-owned life insurance, net	(391)	(178)
Other	-	(151)
Net cash used in investing activities	(12,260)	(5,066)
Financing activities:
Proceeds from revolving debt	173,873	18,600
Dividends paid	(2,209)	(2,198)
Payments of long-term debt	(150,567)	(765)
Payments of capitalized lease obligations	(490)	(571)
Increase in outstanding checks	3,981	9,396
Payments of deferred financing costs	(6)	(41)
Tax benefit from share-based compensation	-	66
Other	(11)	(527)
Net cash provided by financing activities	24,571	23,960
Net decrease in cash	(95)	(73)
Cash at beginning of period	1,291	773
Cash at end of period	$1,196	700

NASH FINCH COMPANY AND SUBSIDIARIES
Supplemental Data (Unaudited)

	March 23,	March 24,
Other Data (In thousands)	2013	2012

Total debt	$ 397,501	316,037
Stockholders' equity	$ 296,729	407,726
Capitalization	$ 694,230	723,763
Debt to total capitalization	57.3%	43.7%

Non-GAAP Data
Consolidated EBITDA (a)	$ 106,187	132,246
Leverage ratio - trailing 4 qtrs. (debt to consolidated EBITDA) (b)	3.74x	2.39x

Comparable GAAP Data
Debt to earnings before income taxes (b)	(3.11)	5.73

(a)	Consolidated EBITDA, as defined in our credit agreement, is earnings before interest, income tax, depreciation and amortization, adjusted to exclude extraordinary gains or losses, gains or losses from sales of assets other than inventory in the ordinary course of business, and non-cash charges (such as LIFO, asset impairments, closed store lease costs and share-based compensation), less cash payments made during the current period on non-cash charges recorded in prior periods. Consolidated EBITDA should not be considered an alternative measure of our net income, operating performance, cash flows or liquidity. The amount of Consolidated EBITDA is provided as a metric used to determine payout of performance units pursuant to our Long-Term Incentive Plan.

(b)	Leverage ratio is defined as the Company's total debt at March 23, 2013 and March 24, 2012, divided by Consolidated EBITDA for the respective four trailing quarters. The most comparable GAAP ratio is debt at the same date divided by earnings from continuing operations before income taxes for the respective four trailing quarters.

Derivation of Consolidated EBITDA; Segment Consolidated EBITDA and Segment Profit (in thousands)

FY	2013
		2012	2012	2012	2013	Rolling
		Qtr 2	Qtr 3	Qtr 4	Qtr 1	4 Qtrs

Earnings before income taxes		$(113,300)	22,955	(40,418)	2,966	(127,797)
Add/(deduct)
	LIFO charge	420	1,438	1,285	(187)	2,956
	Depreciation and amortization	8,382	11,924	9,324	8,800	38,430
	Interest expense	5,460	8,074	6,272	6,009	25,815
	Closed store lease costs	(33)	-	193	-	160
	Asset impairment	-	-	13,066	-	13,066
	Net loss (gain) on sale of real estate and other assets	89	(1,119)	(16)	80	(966)
	Stock compensation	546	(2,935)	(1,151)	499	(3,041)
	Subsequent cash payments on non-cash charges	(729)	(616)	(610)	(472)	(2,427)
Total Consolidated EBITDA		$26,187	39,721	22,584	17,695	106,187

		2012	2012	2012	2013	Rolling
Segment Consolidated EBITDA		Qtr 2	Qtr 3	Qtr 4	Qtr 1	4 Qtrs
	Military	$11,797	13,661	8,783	7,909	42,150
	Food Distribution	9,419	14,764	6,159	3,216	33,558
	Retail	4,971	11,296	7,642	6,570	30,479
		$26,187	39,721	22,584	17,695	106,187

		2012	2012	2012	2013	Rolling
Segment profit		Qtr 2	Qtr 3	Qtr 4	Qtr 1	4 Qtrs
	Military	$8,570	10,322	3,953	4,717	27,562
	Food Distribution	5,517	11,191	(8,691)	147	8,164
	Retail	2,390	7,725	3,834	2,784	16,733
	Unallocated:
	Interest	(4,425)	(6,283)	(4,875)	(4,682)	(20,265)
	Gain on acquisition of business	6,639	-	-	-	6,639
	Goodwill Impairment	(131,991)	-	(34,639)	-	(166,630)
		$(113,300)	22,955	(40,418)	2,966	(127,797)

FY	2012
		2011	2011	2011	2012	Rolling
		Qtr 2	Qtr 3	Qtr 4	Qtr 1	4 Qtrs
Earnings before income taxes		$16,614	16,737	12,707	9,069	55,127
Add/(deduct)
	LIFO charge	2,131	7,085	4,503	181	13,900
	Depreciation and amortization	8,367	10,738	8,016	8,204	35,325
	Interest expense	5,355	7,014	7,066	5,138	24,573
	Closed store lease costs	159	24	124	-	307
	Asset impairment	349	13	191	62	615
	Net loss (gain) on sale of real estate and other assets	(391)	(106)	41	(476)	(932)
	Stock compensation	1,372	1,761	1,137	1,094	5,364
	Subsequent cash payments on non-cash charges	(572)	(650)	(369)	(442)	(2,033)
Total Consolidated EBITDA		$33,384	42,616	33,416	22,830	132,246

		2011	2011	2011	2012	Rolling
Segment Consolidated EBITDA		Qtr 2	Qtr 3	Qtr 4	Qtr 1	4 Qtrs
	Military	$14,835	21,348	17,061	13,400	66,644
	Food Distribution	13,791	15,907	10,747	6,539	46,984
	Retail	4,758	5,361	5,608	2,891	18,618
		$33,384	42,616	33,416	22,830	132,246

		2011	2011	2011	2012	Rolling
Segment profit		Qtr 2	Qtr 3	Qtr 4	Qtr 1	4 Qtrs
	Military	$11,285	14,666	12,314	10,474	48,739
	Food Distribution	7,709	6,177	4,014	2,338	20,238
	Retail	2,128	1,790	2,668	661	7,247
	Unallocated:
	Interest	(4,508)	(5,896)	(6,289)	(4,404)	(21,097)
		$16,614	16,737	12,707	9,069	55,127